EXHIBIT 11.2

                 COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE



                                             Three Months    Nine Months
                                                Ended          Ended
                                            September 30,   September 30,
                                                1997            1997
                                            -------------   -------------
Shares

Weighted average number of common
  shares outstanding                         3,948,703        3,948,703
Additional shares assuming conversion of:
  Stock options and warrants                   260,215          231,634

Weighted average shares outstanding          4,208,918        4,180,337
                                            ==========       ==========

Net income                                  $  828,000       $2,913,000
                                            ==========       ==========

Primary earnings per share                  $     0.20       $     0.70
                                            ==========       ==========